                                                                    EXHIBIT 12.1

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
             COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (Amounts in millions, except ratios)

                                     Nine Months Ended
                                       September 30                 Year Ended December 31
                                     -----------------  ------------------------------------------
                                      1998    1997      1997    1996     1995     1994       1993
---------------------------------    ------  -----      -----   ------   ------   -----      -----
Income (loss) from continuing
  operations(a)                      $  403  $ 401      $ 245   $  486   $   325  $(236)     $(190)
                                     ------  -----      -----   ------   -------  -----      -----
Add:
  Provision (credit) for taxes on
   income (other than foreign
   and gas taxes)                       206    149         47       99       155    (59)       (23)
  Interest and debt expense(b)          424    331        446      492       591    586        598
  Portion of lease rentals
   representative of the interest
   factor                                26     30         39       38        43     50         49
                                     ------  -----      -----   ------    ------  -----      -----
                                        656    510        532      629       789    577        624
                                     ------  -----      -----   ------    ------  -----      -----
Earnings before fixed charges        $1,059  $ 911      $ 777   $1,115    $1,114  $ 341      $ 434
                                     ======  =====      =====   ======    ======  =====      =====
Fixed charges
  Interest and debt expense
   including capitalized
   interest(b)                       $  438  $ 342      $ 462   $  499    $  595  $ 589      $ 609
  Portion of lease rentals
   representative of the interest
   factor                                26     30         39       38        43     50         49
                                     ------  -----      -----   ------    ------  -----      -----
  Total fixed charges                   464    372        501      537       638    639        658
Preferred stock dividends (c)            20     93        106      192       131     97         48
                                     ------  -----      -----   ------    ------  -----      -----
Fixed charges and preferred stock
     dividends                       $  484  $ 465      $ 607   $  729    $  769  $ 736      $ 706
                                     ======  =====      =====   ======    ======  =====      =====
Ratio of earnings to combined fixed
 charges and preferred stock
  dividends                            2.19   1.96       1.28     1.53      1.45    n/a(d)     n/a(d)
-----------------------------------  ======  =====      =====   ======    ======  =====      =====

(a) Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c)  Adjusted to a pretax basis.
(d) Not computed due to less than one-to-one coverage. Earnings were inadequate to cover combined fixed charges and preferred stock dividends by $395 million in 1994 and $272 million in 1993.

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
      COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)


                                                Nine Months Ended
                                                  September 30                         Year Ended December 31
                                             ----------------------     -----------------------------------------------------------
                                                1998         1997          1997         1996         1995        1994        1993
-------------------------------------        ---------     --------     ---------     --------     --------    --------   ---------
Income (loss) from continuing
  operations(a)                              $     403     $    401     $    245      $     486    $     325   $   (236)  $  (190)
                                             ---------     --------     --------      ---------    ---------   --------   -------
Add:
  Provision (credit) for taxes on
   income (other than foreign
   and gas taxes)                                  206          149           47             99          155        (59)      (23)
  Interest and debt expense(b)                     424          331          446            492          591        586       598
  Portion of lease rentals
   representative of the interest
   factor                                           26           30           39             38           43         50        49
                                             ---------     --------     --------      ---------    ---------   --------   -------
                                                   656          510          532            629          789        577       624
                                             ---------     --------     --------      ---------    ---------   --------   -------
Earnings before fixed charges                $   1,059     $    911     $    777      $   1,115    $   1,114   $    341   $   434
                                             =========     ========     ========      =========    =========   ========   =======
Fixed charges
  Interest and debt expense
   including capitalized
   interest(b)                               $     438     $    342     $    462      $     499    $     595    $   589   $   609
  Portion of lease rentals
   representative of the interest
   factor                                           26           30           39             38           43         50        49
                                             ---------     --------     --------      ---------    ---------   --------   -------
  Total fixed charges                        $     464     $    372     $    501      $     537    $     638   $    639   $   658
                                             =========     ========     ========      =========    =========   ========   =======
Ratio of earnings to fixed charges                2.28         2.45         1.55           2.08         1.75        n/a(c)    n/a(c)
-------------------------------------        =========     ========     ========      =========    =========   ========   =======

(a) Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c) Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $298 million in 1994 and $224 million in 1993.